The New Economy Fund

May 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$49,171
Class B	-
Class C	-
Class F1	$1,507
Class F2	$4,867
Total	$55,545
Class 529-A	$1,701
Class 529-B	-
Class 529-C	-
Class 529-E	$42
Class 529-F1	$181
Class R-1	-
Class R-2	-
Class R-2E	-*
Class R-3	$778
Class R-4	$1,922
Class R-5	$1,071
Class R-6	$11,564
Total	$17,259

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2000
Class B	-
Class C	-
Class F1	$0.1500
Class F2	$0.3000
Class 529-A	$0.1800
Class 529-B	-
Class 529-C	-
Class 529-E	$0.0800
Class 529-F1	$0.2500
Class R-1	-
Class R-2	-
Class R-2E	$0.3200
Class R-3	$0.0900
Class R-4	$0.2100
Class R-5	$0.2900
Class R-6	$0.3300

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	266,906
Class B	796
Class C	14,008
Class F1	10,877
Class F2	17,170
Total	309,757
Class 529-A	10,780
Class 529-B	122
Class 529-C	3,168
Class 529-E	562
Class 529-F1	825
Class R-1	1,551
Class R-2	5,061
Class R-2E	-*
Class R-3	8,858
Class R-4	9,798
Class R-5	3,885
Class R-6	39,492
Total	84,102

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.04
Class B	$37.58
Class C	$37.05
Class F1	$40.10
Class F2	$40.02
Class 529-A	$39.70
Class 529-B	$37.60
Class 529-C	$37.54
Class 529-E	$39.23
Class 529-F1	$39.67
Class R-1	$38.03
Class R-2	$38.23
Class R-2E	$39.95
Class R-3	$39.29
Class R-4	$39.71
Class R-5	$40.22
Class R-6	$40.12

* Amount less than one thousand